EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Forms S-8 No. 333-155483, 333-145092, 33-55437, 333-95991, 333-95993, 33-27356, 333-35877, 333-96871, 333-85360, 333-45931, 333-118539), as amended, of Sensient Technologies Corporation and in the related Prospectus of our reports dated March 1, 2010, with respect to the consolidated financial statements and schedule of Sensient Technologies Corporation, and the effectiveness of internal control over financial reporting of Sensient Technologies Corporation, incorporated by reference in this Annual Report (Form 10-K) for the years ended December 31, 2009, 2008, and 2007.

/s/ Ernst & Young LLP
Milwaukee, Wisconsin
March 1, 2010